200 Connell Drive

Berkeley Heights, NJ  07922

FINAL REPORT OF GENASENSE PHASE 3 TRIAL IN MELANOMA

PUBLISHED IN JOURNAL OF CLINICAL ONCOLOGY

Long-term Followup is Basis of Pending Regulatory Application In Europe

Paper Accompanied by Editorial Discussing Treatment Results in Patients with Advanced Disease

BERKELEY HEIGHTS, NJ – September 15, 2006 – Genta Incorporated (NASDAQ: GNTA) announced that results of the Company’s Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with advanced melanoma were published on-line this week in the Journal of Clinical Oncology, ahead of its print publication date of October 10, 2006.  The paper is accompanied by an editorial that discusses the trial’s results in the context of current options for melanoma treatment.  The extended follow-up data from this publication form the basis of a Marketing Authorization Application (MAA) that is currently pending review by the European Medicines Agency (EMEA).

“In our paper, long-term followup has confirmed the trends that were observed in the earlier analyses”, said Dr. Agop Y. Bedikian, Professor of Medicine at M.D. Anderson Cancer Center, Houston, TX, who is the lead author on the paper.  “This was the first trial to achieve such a broad array of positive endpoints.  I believe the aggregate data indicate that Genasense can be a major addition to chemotherapy for patients with this disease, with a side-effect profile that is highly manageable.”  The article can be accessed on-line at: http://www.jco.org/cgi/content/abstract/JCO.2006.06.0483v1.

Genasense, Genta’s lead anticancer drug, is a novel targeted therapy that blocks the production of Bcl-2, a protein that appears to be a fundamental cause of resistance to cancer treatment.  By knocking down Bcl-2 in cancer cells, Genasense may enhance the effectiveness of chemotherapy in patients with advanced melanoma.  A summary of the data from the final analysis appears below.

Efficacy Data

The report is based on long-term data derived from the largest randomized controlled trial that has ever been conducted in patients with advanced melanoma.  In this trial, which was conducted at 139 sites in 9 countries, 771 patients were randomly assigned to receive chemotherapy with dacarbazine (DTIC) alone or in combination with Genasense.  The paper includes data from a prospectively defined analysis that evaluated 24-months of minimum follow-up on all patients.

Unless otherwise noted, these results were based on an intent-to-treat analysis:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	13.5%	7.5%	0.007
Complete response	2.8%	0.8%	0.03
Durable response	7.3%	3.6%	0.03
Progression-free survival, median	2.6 mos.	1.6 mos.	0.0007
Overall survival, median	9.0 mos.	7.8 mos.	0.077

Prior to randomization, patients were prospectively stratified according to certain risk factors, including elevated blood levels of an enzyme known as LDH – a factor that previous clinical studies have shown is strongly associated with poor outcome.  The final analysis has shown that LDH was the sole stratification factor significantly associated with a treatment interaction.  When this treatment effect was evaluated, the efficacy of Genasense was significantly superior for all major efficacy outcomes in patients who had normal LDH at baseline, a group that comprised approximately two-thirds of patients in the trial (N=508).  In this group, the following efficacy results were observed:

Endpoint	Genasense/DTIC	DTIC	P
Overall response	17.2%	9.3%	0.009
Complete response	3.4%	0.8%	0.04
Durable response	9.6%	4.0%	0.014
Progression-free survival, median	3.1 mos.	1.6 mos.	0.0007
Overall survival, median	11.4 mos.	9.7 mos.	0.018

Safety Data

The most frequent serious adverse events that occurred in ≥ 5% of patients were fever and disease progression (6.2% vs. 2.8%, and 5.1% vs. 4.7%, respectively, for Genasense/DTIC compared with DTIC alone).  The most frequent Grade 3 or 4 adverse events that occurred in ≥ 5% of patients were neutropenia (21.3% vs. 12.5%), thrombocytopenia (15.9% vs. 6.4%), leukopenia (7.5% vs. 3.9%), anemia (7.3% vs. 4.7%), and nausea (6.7% vs. 2.5%).  Although there was an increase in discontinuations due to adverse events in the Genasense arm (19% vs. 11%), there was no difference in the number of fatal, treatment-emergent adverse events (i.e., events that lead to a death on study or within 30 days from last study treatment).

About Melanoma

Melanoma is the most deadly form of skin cancer.  Melanoma is responsible for more than 90% of all skin cancer deaths.  The European Network of Cancer Registries estimates that more than 60,000 cases of melanoma are diagnosed each year.  The incidence of this disease is increasing by approximately 4 percent annually in the U.S., where it is the number one cause of cancer deaths for women aged 25 to 29.  For more information on melanoma, please visit: http://www.nci.nih.gov/cancer_information/cancer_type/melanoma

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  The Company has submitted a New Drug Application (NDA) to the Food and Drug Administration for the use of Genasense plus fludarabine and cyclophosphamide for treatment of patients with relapsed or refractory chronic lymphocytic leukemia (CLL). Genta has also completed a Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

•

the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

•

the safety and efficacy of the Company’s products or product candidates;

•

the commencement and completion of clinical trials;

•

the Company’s ability to develop, manufacture, license and sell its products or product candidates;

•

the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

•

the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

•

the adequacy of the Company’s patents and proprietary rights;

•

the impact of litigation that has been brought against the Company and its officers and directors; and

•

the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Investor Relations

Media Relations

Tara Spiess/Andrea Romstad

Greg Tiberend

TS Communications Group, LLC

Richard Lewis Communications, Inc.

info@genta.com

(212) 827-0020

(908) 286-3980